Exhibit 99.1

        Unify Closes Acquisition of GUPTA and Sale of Insurance Division

              Unify to Double in Size; Acquisition to Be Accretive

     SACRAMENTO, Calif.--(BUSINESS WIRE)--Nov. 20, 2006--Unify Corp. (OTCBB:UNFY), a global provider of development and database software, today announced it has closed the acquisition of Gupta Technologies, LLC ("GUPTA") from Halo Technology Holdings, Inc. (OTCBB:HALO). In closing the GUPTA acquisition, Unify paid $6.1 million in cash and transferred its Insurance Risk Management Division and ViaMode intellectual property to Halo. In order to finance this acquisition, the Company closed $7.85 million in financing from ComVest Capital LLC, with term debt of $5.35 million and a line of credit of $2.5 million. The final terms of the acquisition agreement were amended to eliminate Unify's issuance of five million common shares and a warrant for 750,000 common shares to Halo in exchange for increasing the cash consideration paid by Unify to $6.1 million from $5.0 million. Unify expects the combined effect of this transaction to be accretive to pro forma earnings going forward and to double Unify's annual revenues.

     "We have reached an important milestone today as the combination of Unify and GUPTA will create a dynamic, re-energized organization with a strengthened partner channel, broader distribution network, expanded global customer base and talented employee pool," said Todd Wille, CEO of Unify. "We are on a fast track to begin rapidly executing on our cross-selling strategies and new product development initiatives to expand our service-oriented architecture (SOA) and database offerings. In addition, we look forward to benefiting from a single strategic and operational focus on the software tools and embedded database markets. I am pleased to partner with ComVest and confident in our plans to create profitability and increase shareholder value with our new size, focus and strength."

     Unify and GUPTA provide cross platform enterprise software development and embedded database products to VARs, OEMs, ISVs, global distributors and IT organizations in more than 50 countries. With the acquisition of GUPTA, Unify becomes a company that is more than double in size with added technology resources, an established partner channel and a strong developer community who will rely on Unify to continue delivering productive and reliable technologies while providing a path to next generation, web and SOA-based solutions.

     "GUPTA and Unify have built their businesses by listening to customers, developing strong partner and distributor channels, and delivering productive, reliable technologies," said Mark Bygraves, managing director and vice president for GUPTA's EMEA and Asia Pacific regions. "Combining our organizations enables us to build on these foundations and I am truly excited by the new opportunities available to our network of channel partners and customers."

     "We are excited to merge with a software tools and database organization that, like us, is customer-driven, technology focused and profitable," said Patty Watkins, vice president of Americas Sales for GUPTA. "In addition to our current products, we will expand our offerings with solutions for developing rich Internet applications that leverage Web services and SOA, for migrating Lotus Notes applications, and for 'embed it and forget it,' no DBA required databases."

     Conference Call

     Unify will hold a conference call to discuss the acquisition and fiscal 2007 second quarter financial results on Thursday, Nov. 30, 2006 at 1:30 Pacific Time. Listeners may dial 888-371-9318 and enter conference ID #8149145. A replay of the conference call will be available until Dec. 14, 2006 by dialing 877-519-4471 and entering the passcode #8149145. The conference call will also be Webcast. Visitors can login at www.unify.com.

     About Unify Corporation

     Unify's software development and database solutions deliver a broad set of capabilities for automating business processes, integrating information and delivering collaborative information. Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service. Unify is headquartered in Sacramento, Calif., with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

     Legal Notice Regarding Forward-Looking Statements

     This press release contains "forward-looking statements" as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the Company's forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the insurance industry, computer and software industries, domestically and worldwide, the Company's ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company's relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors, the Company's ability to attract and retain employees in key positions and the risks and uncertainties associated the acquisition and sale of a significant business unit such as integration of systems, combination of sales forces and business culture issues. In addition, Unify's forward looking statements should be considered in the context of other risks and uncertainties discussed in the Company's SEC filings available for viewing on its web site at "Investor Relations," "SEC filings" or from the SEC at www.sec.gov.


     CONTACT: Unify Corporation
              Deb Thornton, 916-928-6379
              deb@unify.com
              Steve Bonham, 916-928-6288
              sbonham@unify.com